Exhibit 99.1

SENOMYX AND THE COCA-COLA COMPANY EXECUTE TERM SHEET REGARDING THE POTENTIAL CONTINUATION AND EXPANSION OF THEIR FLAVOR TECHNOLOGY COLLABORATION

SAN DIEGO— April 26, 2010 — Senomyx, Inc. (NASDAQ: SNMX), a leading company focused on using proprietary technologies to discover and develop novel flavor ingredients for the food, beverage, and ingredient supply industries, announced today that it has signed a term sheet with The Coca-Cola Company, the world’s largest beverage company.  This term sheet includes key commercial and financial terms for the potential continuation and expansion of a collaborative research program related to the discovery and commercialization of new flavor ingredients resulting from Senomyx’s sweet taste technology.  The two companies have been collaborating in the field of non-alcoholic beverages since April 2002.

Senomyx and The Coca-Cola Company have agreed to negotiate the definitive terms of a new collaborative agreement over the next 60 days, and during this period Senomyx will continue to receive funding at the same rate provided under the parties’ original collaboration agreement.

“We appreciate the commitment that Coca-Cola has shown to our collaboration during the past eight years and we are gratified by their continuing interest in our sweet taste technology,” stated Kent Snyder, Chief Executive Officer of Senomyx.

Senomyx’s advances in its sweet taste program include the identification and regulatory approval of new flavor ingredients that can be used to reduce the amount of non-nutritive and natural sweeteners in foods and beverages while retaining the desired taste.  Senomyx has received a Generally Recognized As Safe (GRAS) regulatory designation that allows a sucrose enhancer (S6973) to be incorporated into specified food and beverage products in the U.S. and in numerous other countries, including milk products, instant coffee and tea, as well as imitation dairy products such as non-dairy creamers and whiteners.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  The Company has product discovery and development collaborations with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because

such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Such statements include, but are not limited to, statements regarding the parties’ plans to enter into a new collaborative agreement related to the discovery and commercialization of new flavor ingredients.  While discussions between Senomyx and The Coca-Cola Company are underway, there can be no assurance that any agreement will be reached on favorable terms, or at all, or that any collaboration agreement will be on the terms that are currently being discussed.  These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.”  All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Gwen Rosenberg

Senomyx, Inc.

Vice President, Investor Relations & Corporate Communications

858-646-8369

gwen.rosenberg@senomyx.com

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